Shareholder Letter: Second Quarter and First Half 2010 Results

Dear Investors,

Cytori’s progress year-to-date has been defined by the following accomplishments:

•	Grew installed-base in Europe, Asia and U.S., bringing cumulative revenue-generating units worldwide to 122;

•	Achieved highest level of quarterly consumable shipments to date at 392, including 304 consumable re-orders;

•	Expanded European Celution® regulatory approval, which includes multiple medical indications and improves sales opportunities to hospitals;

•	Received regulatory approval for and launched PureGraft™ into the U.S. and European plastic and reconstructive surgery markets;

•	Reported positive results in two cardiac cell therapy trials; planning European approval heart attack trial; and

•	Strengthened business by capitalizing the organization into the first quarter of 2012

Outlook

Cytori continues to expand the base of systems in the field with an initial focus on cosmetic and reconstructive surgery, cell and tissue banking, and research. Today we offer a suite of products for these markets across Europe, Asia and the U.S. which generate near-term revenues for the business. At the same time, we are investing in the expansion of our platform into larger medical markets to increase system sales and consumable usage.

Near-term revenue growth will be driven by our recent expansion of Celution® indications in Europe, which allow us to increase both system and consumable sales efforts to European hospitals. This will expand our current customer-base, which presently consists mostly of plastic and cosmetic surgeons. Additionally, we are closer to reporting complete 12-month results of our Restore II clinical trial for breast reconstruction which we believe to be an important step towards achieving European reimbursement.

To extend our platform into additional medical markets, we are preparing to initiate our approval European heart attack trial. In the U.S., we are actively working toward the design and details of an IDE study for soft tissue defect repair. We had a productive pre-IDE meeting with the FDA during the second quarter and are now moving forward to submit an IDE application in the fourth quarter of 2010.

Product Sales

In the second quarter, we achieved another record number of consumable re-orders, which were 304, compared to 261 reorders in the previous quarter (Q1 2010) and 172 re-orders a year ago (Q2 2009). This contributed to a record number of total consumables shipped, which were 392, compared to 342 last quarter and 313 a year ago.

	Q2 2010	Q1 2010	Q2 2009
Revenue Systems (cumulative)	122	110	70
Consumables Shipped	392	342	313
Consumable Re-Orders	304	261	172
% Reorders of Total Orders	78%	76%	55%

This commercial performance shows that, per our stated objective, existing customers are contributing to a proportionally greater percentage of consumable sales, balanced with a healthy number of orders for new systems.

The PureGraft™ System also contributed to sales in the second quarter following its April launch in the U.S. This product line helps establish strategic relationships with cosmetic and plastic surgeons ahead of Celution® approval and is already contributing to our top-line revenue. Since its launch, the product has been well received and is being utilized in several different types of procedures involving fat transfer, including cosmetic dermal fill, tissue banking, cosmetic augmentation and reconstruction.

Sales Growth

Cytori divides its commercial business into two markets, the global aesthetic and reconstructive surgery market and the hospital and operating room market. Until now, our sales efforts have focused mostly on the aesthetic and reconstructive surgery market. Expanded indications for the Celution® System in Europe and the U.S. and European approvals for PureGraft™ change this and broaden our commercial opportunity.

The expanded indications-for-use on the Celution® System opens up the European hospital market, where there are more than 5,000 hospitals in Western Europe alone. PureGraft™ approval in the U.S. and Europe allows us to fulfill market demand for a cost-effective method of graft preparation for the aesthetic market, in particular as a product that can compete strongly against dermal fillers. We also believe PureGraft™ is a natural lead-in product that can be leveraged to increase the number of aesthetic or reconstructive procedures that existing Celution® customers may perform as well as open up new Celution® accounts.

The other growth area is the StemSource® Cell Bank. Sales are gaining momentum with two installations this year already from private clinics, one in Japan and one in the U.S. We anticipate at least one more Cell Bank order this year. The demand is emerging from plastic and reconstructive surgery centers where physicians are already performing fat grafting procedures or elective liposuction. As a result, our physician customers can offer tissue or cell storage to patients coming to them for elective liposuction.

Following our report of the final 12-month RESTORE 2 data, we expect reimbursement for Celution®-based breast reconstruction procedures to begin contributing to system and consumable sales in Europe. Reimbursement in Europe is fragmented and typically is achieved on a region by region basis. Efforts are underway with reimbursement authorities. Certain hospitals in Europe are already providing coverage or subsidies for breast reconstruction procedures.

Cardiovascular Disease

Our most advanced Celution® System pipeline application is cardiovascular disease. During the second quarter, we reported positive outcomes from two European clinical trials, one in acute heart attacks and another in chronic heart disease. Based on the outcome from the APOLLO heart attack trial, we are initiating a randomized, double-blind, placebo-controlled European heart attack approval trial, which will be named ADVANCE.

To review the results, both trials demonstrated that the Celution®-based procedure was safe and feasible and the data is consistent with what we observed across several preclinical models. The heart attack trial showed a substantial 47% reduction in the size of injury to the heart, known as infarct size, as compared to the control group, and a 3.5 fold greater improvement in perfusion within the left ventricle in the cell treated group as compared to the control group. Infarct size, based on emerging data by the medical community and literature, is recognized as the most important predictor of re-hospitalization for heart failure, subsequent infarct, and death.

Data from the 27 patient chronic heart disease trial showed a reduction in the extent of infarct size in the left ventricle and a statistically significant improvement in maximum oxygen consumption (MVO2) and patients’ aerobic capacity measured as metabolic equivalents (METS). MVO2 in particular is one of the most widely accepted predictors of clinical outcomes, including mortality and heart transplantation.

Product Performance and Margins

We continue to seek ways to improve our product performance and cost of goods for our portfolio of innovative products which define best practices in autologous fat grafting and natural augmentation.

Our engineering team continues to upgrade the Celution® 800 System. We have increased volume capacity by 40% during the last year and substantially reduced processing times. We are preparing to launch the Celution® One System in the first half of 2011. Celution® One was designed and will be manufactured in collaboration with Olympus Corporation through our joint venture Olympus-Cytori, Inc.

The first Celution® One device will be installed in participating centers for our ADVANCE trial. We will submit our CE Mark application for approval of the Celution® One in the third quarter of 2010 and, based on the recent expanded indications for Celution® 800, we anticipate European approval in the first half of 2011.

12-Month Milestones

We look forward to the next 12 months given the momentum we have built in the first six months of 2010. The milestones to look for are as follows:

•	Continue to grow our installed base and consumable sales, expanding into the hospital market;

•	Report complete 12-month RESTORE 2 results;

•	Launch of Celution® One;

•	Initiation of European heart attack trial;

•	Initiation of a U.S. soft tissue clinical trial;

•	Report 18-month results of APOLLO and PRECISE; and

•	Formation of strategic partnership;

Regards,

Christopher J. Calhoun
Chief Executive Officer

Cautionary Statement Regarding Forward-Looking Statements

This shareholder letter includes forward-looking statements regarding events, trends and business prospects, which may affect our future operating results and financial position. Such statements, including, but not limited to, those regarding our forecasts for operating expenses and cash utilization rate into 2012, the expected increase of sales opportunities due to our expansion of Celution® System indications in Europe, our ability to successfully commercialize the PureGraft™ product,  the competitive capabilities of our PureGraft™ product against dermal fillers, our ability to leverage PureGraft™ products to increase the number of aesthetic or reconstructive procedures performed and for develop new Celution® accounts, system and consumable order trends, as well as our ability to obtain third party and governmental reimbursement for our consumables and therefore increase adoption in the reconstructive surgery market, are all subject to risks and uncertainties that could cause our actual results and financial position to differ materially. Some of these risks and uncertainties include, but are not limited to, risks related to our history of operating losses, the need for further financing and our ability to access the necessary additional capital for our business, inherent risk and uncertainty in the protection intellectual property rights, regulatory uncertainties regarding the collection and results of clinical data, uncertainties relating to the success of our sales and marketing programs, dependence on third party performance, as well as other risks and uncertainties described under the "Risk Factors" in Cytori's Securities and Exchange Commission Filings on Form10-K and 10-Q. We assume no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made.